EXHIBIT 99.2

NEWS

PURE Bioscience Announces Purchase Agreements for up to $10 Million
with Lincoln Park Capital Fund, LLC
Includes Initial Investment of $500,000

SAN DIEGO, December 15, 2011 – PURE Bioscience, Inc. (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial and SDC-based products, today announced that it has entered into two purchase agreements with Lincoln Park Capital Fund, LLC (LPC), a Chicago-based institutional investor, for the sale of up to a total of $10 million of its common stock.

The first purchase agreement commits LPC to purchase up to $7.5 million of PURE common stock, from time to time, over a 36-month period.  The securities under this purchase agreement are subject to certain conditions including the effectiveness of a registration statement to be filed with the US Securities and Exchange Commission covering the resale of the shares that may be issued to LPC.

The second purchase agreement commits LPC to purchase up to $2.5 million of PURE common stock, from time to time, over a 36-month period, including an initial investment of $500,000.  The securities under this purchase agreement were offered through a prospectus supplement pursuant to PURE’s effective shelf registration statement and base prospectus contained therein.

Under both agreements, there are no upper limits to the price LPC may pay to purchase PURE common stock.  LPC has no right to require any sales by PURE, but is obligated to make investments as PURE directs in its sole discretion in accordance with the purchase agreements.  The purchase agreements may be terminated by PURE at any time, without cost or penalty.  Any time that PURE elects to sell shares to LPC, the pricing of that sale will be fixed pursuant to a formula based upon the market price of PURE common stock immediately preceding the notice to LPC without any fixed discount.  Accordingly, PURE will know on the date it elects to sell stock to LPC the price per share that LPC will be required to pay.

A more detailed description of the purchase agreements with LPC is set forth in PURE’s Current Report on Form 8-K filed with the SEC on the date of this press release.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA). PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety. Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds. As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute “forward-looking” statements, sometimes containing the words “believe,” “estimate,” “project,” “expect” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, without limitation, Pure’s cash position and liquidity requirements, the terms and conditions applicable to the purchase agreements with the investor, the prevailing market price of Pure’s common stock, acceptance of the Pure's current and future products and services in the marketplace, the ability of Pure to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in Pure's filings with the SEC.  By making these forward-looking statements, Pure undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Bioscience Investor Contact: Don Markley, Senior Vice President Lippert/Heilshorn & Associates (310) 691-7100 dmarkley@lhai.com	PURE Bioscience Media Contact: Michael Gallo Gutenberg Communications (212) 239-8594 mgallo@gutenbergpr.com